Exhibit 10.2
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT (OFFICER)

PENN VIRGINIA CORPORATION
2019 MANAGEMENT INCENTIVE PLAN

This Performance Restricted Stock Unit Award Agreement (this “Agreement”) is made as of the __ day of _______, ___ (the “Grant Date”) between Penn Virginia Corporation (the “Company”), and _____________ (“Participant”), and is made pursuant to the terms of the Penn Virginia Corporation 2019 Management Incentive Plan (as the same may be amended, the “Plan”). Any capitalized term used herein but not defined shall have the meaning set forth in the Plan.
Section 1.    Grant of Restricted Stock Units. The Company hereby grants to Participant, subject to the terms and conditions set forth in this Agreement and the Plan, a target Restricted Stock Unit Award consisting of ______ restricted stock units (“Restricted Stock Units”), provided that, except as otherwise provided in this Agreement, the final number of Restricted Stock Units earned by the Participant (if any) shall be determined on the vesting date in accordance with the performance criteria set forth on Schedule I (the “Schedule”). As used in this Agreement, “Performance Period” shall refer to the Performance Period set forth on the Schedule. Subject to the terms and conditions set forth in this Agreement and the Plan, each Restricted Stock Unit represents the right to receive one share of Common Stock.
Section 2.    Vesting of the Restricted Stock Units.

(a)Generally. The number of Restricted Stock Units that are earned (if any) for the Performance Period shall be based on the extent to which the Company has satisfied the performance conditions set forth on the Schedule, subject to Participant’s continuous Service with the Company from the Grant Date through the last day of the Performance Period.

(b)Change in Control. Upon the occurrence of a Change in Control that involves a merger, reclassification, reorganization, or other similar transaction in which the surviving entity, the Company’s successor or the direct or indirect parent of the surviving entity or the Company’s successor, fails to assume this Restricted Stock Unit Award or substitute this Restricted Stock Unit Award with a substantially equivalent award, the Restricted Stock Units granted hereunder shall become earned and vest assuming that the Performance Period ended on the date of the Change in Control with performance assessed under the performance conditions set forth on the Schedule through the date of such Change in Control (or through the close of the last fiscal quarter ending on or prior to the Change in Control, as determined by the Committee in its sole discretion), subject to Participant’s continuous Service with the Company from the Grant Date through the date of the Change of Control. Such earned and vested Restricted Stock Units shall be settled immediately prior to the consummation of, but contingent upon the occurrence of, the Change in Control.

Section 3.    Termination of Service.    Upon the occurrence of a termination of Participant’s Service prior to the last day of the Performance Period, the Restricted Stock Units shall be treated as set forth below.

(a)Death; Disability; Termination by the Company without Cause; Resignation for Good Reason. Upon the occurrence of a termination of Participant’s Service as a result of death or Disability,or by the Company or an Affiliate without Cause or by a resignation by the Participant for Good Reason, the continued service requirements that apply to the Restricted Stock Units granted hereunder shall cease to apply and a pro-rata number of Restricted Stock Units shall vest on the date of such termination of Service equal to (1) the number of Restricted Stock Units that would have otherwise been earned based on performance under the performance conditions set forth on the Schedule through the date of such termination of Service (or through the close of the last fiscal quarter ending on or prior to the date of such termination of Service, as determined by the Committee in its sole discretion) multiplied by (2) a fraction, the numerator of which is that number of days during the period commencing on the first day of the Performance Period and ending on the last day of employment, and the denominator of which is the total number of days in the Performance Period. Notwithstanding the foregoing, upon a termination of Participant’s Service by the Company or an Affiliate without Cause or by a resignation by the Participant for Good Reason, in either case that occurs within twelve (12) months following a Change in Control, the continued service requirements that apply to the Restricted Stock Units granted hereunder shall cease to apply and a number of Restricted Stock Units shall vest on the date of such termination of Service equal to 100% of the number of Restricted Stock Units that would have otherwise been earned based on performance under the performance conditions set forth on the Schedule through the date of such termination of Service (or through the close of the last fiscal quarter ending on or prior to the date of such termination of Service, as determined by the Committee in its sole discretion).

(b)Definitions. For purposes of this Agreement, the terms set forth below shall have the following respective meanings:

(i)    “Disability” shall mean a disability that entitles the Participant to benefits under the Company’s long-term disability plan, as may be in effect from time to time, as determined by the plan administrator of the long-term disability plan.

(ii)    “Good Reason” has the meaning ascribed to such term in any employment agreement between the Participant and the Company or, if none, means the occurrence of any of the following events or conditions: (i) a material diminution in the Participant’s title, authority, duties or responsibilities, (ii) a material reduction in the Participant’s base salary or annual cash incentive compensation opportunity or (iii) the relocation of the Participant to a location more than fifty (50) miles from the location at which the Participant is based on the Grant Date; provided, however, that such event or condition remains uncured forty-five (45) days following Participant’s delivery to the Company of written notice of the specific grounds for Good Reason, which notice is delivered within forty-five (45) days following the initial occurrence of the event or condition giving rise to Good Reason.

(c)Other Terminations of Service. Upon the occurrence of a termination of Participant’s Service for any reason other than as provided in Section 2 or Section 3(a), all unvested Restricted Stock Units shall be immediately forfeited and cancelled and Participant shall not be entitled to any compensation or other amount with respect thereto.

Section 4.    Settlement. Any Restricted Stock Units that become vested and non-forfeitable pursuant to Section 2 or Section 3 (“Vested RSUs”) shall be settled as set forth in Section 2(b) (if applicable), or as soon as administratively practicable following the vesting date, but in no event later than March 15th of the year following the year in which such vesting date occurs (if Section 2(b) is not applicable). Vested RSUs will be settled, unless otherwise determined by the Committee, by the Company through the delivery to the Participant of a number of shares of Common Stock equal to the number of Vested RSUs.
No fractional shares of Common Stock shall be issued. Any fractional earned Restricted Stock Units will be rounded down to the next whole number.
Section 5.    Restrictions on Transfer. Except as permitted under Section 11 of the Plan, no Restricted Stock Units may be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by Participant, except by will or by the laws of descent and distribution. In the event that Participant becomes legally incapacitated, Participant’s rights with respect to the Restricted Stock Units shall be exercisable by Participant’s legal guardian or legal representative. The Restricted Stock Units shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Restricted Stock Units contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon any Restricted Stock Units, shall be null and void and without effect.
Section 6.    Investment Representation. Upon any acquisition of the shares of Common Stock underlying the Restricted Stock Units at a time when there is not in effect a registration statement under the Securities Act relating to the shares of Common Stock, Participant hereby represents and warrants, and by virtue of such acquisition shall be deemed to represent and warrant, to the Company that such shares of Common Stock shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and Participant shall provide the Company with such further representations and warranties as the Company may reasonably require in order to ensure compliance with applicable federal and state securities, blue sky and other laws. No shares of Common Stock underlying the Restricted Stock Units shall be acquired unless and until the Company and/or Participant have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee reasonably determines that Participant may acquire such shares of Common Stock pursuant to an exemption from registration under the applicable securities laws.
Section 7.    Adjustments. The Restricted Stock Units granted hereunder shall be subject to the provisions of the Plan, including Section 4.2 thereof.
Section 8.    No Right of Continued Service. Nothing in the Plan or this Agreement shall confer upon Participant any right to continued Service with the Company or any Affiliate.

Section 9.    Limitation of Rights; Dividend Equivalents. Participant shall not have any privileges of a stockholder of the Company with respect to any Restricted Stock Units, including, without limitation, any right to vote any shares of Common Stock underlying such Restricted Stock Units or to receive dividends or other distributions or payments of any kind in respect thereof or exercise any other right of a holder of any such securities, unless and until there is a date of settlement and issuance to Participant of the underlying shares of Common Stock. Notwithstanding the foregoing, the Restricted Stock Unit Award granted hereunder is hereby granted in tandem with corresponding dividend equivalents with respect to each share of Common Stock underlying the Restricted Stock Unit Award granted hereunder (each, a “Dividend Equivalent”), which Dividend Equivalent shall remain outstanding from the Grant Date until the earlier of the settlement or forfeiture of the Restricted Stock Unit to which it corresponds. Participant shall be entitled to accrue payments equal to dividends declared, if any, on the Common Stock underlying the Restricted Stock Unit to which such Dividend Equivalent relates, payable in cash and subject to the vesting of the Restricted Stock Unit to which it relates, at the time the Common Stock underlying the Restricted Stock Unit is settled and delivered to Participant pursuant to Section 4; provided, however, if any dividends or distributions are paid in shares of Common Stock, the shares of Common Stock shall be deposited with the Company, shall be deemed to be part of the Dividend Equivalent, and shall be subject to the same vesting requirements, restrictions on transferability and forfeitability as the Restricted Stock Units to which they correspond. Dividend Equivalents shall not entitle Participant to any payments relating to dividends declared after the earlier to occur of the settlement or forfeiture of the Restricted Stock Units underlying such Dividend Equivalents.
Section 10.    Construction. The Restricted Stock Unit Award granted hereunder is granted pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan. Participant hereby acknowledges that a copy of the Plan has been delivered to Participant and accepts the Restricted Stock Unit Award hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Board, whose determinations shall be final, conclusive and binding upon Participant.
Section 11.    Notices. Any notice hereunder by Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company at the Company’s principal executive offices. Any notice hereunder by the Company shall be given to Participant in writing at the most recent address as Participant may have on file with the Company.
Section 12.    Governing Law. This Agreement shall be construed and enforced in accordance with, the laws of the Commonwealth of Virginia, without giving effect to the choice of law principles thereof.
Section 13.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 14.    Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.
Section 15.    Section 409A. This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan or this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A shall be excluded from Section 409A to the maximum extent possible. The Restricted Stock Units granted hereunder shall be subject to the provisions of Section 13.3 of the Plan. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company or any of its Subsidiaries or Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A or otherwise.
Section 16.    Entire Agreement. Participant acknowledges and agrees that this Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, superseding any and all prior agreements whether verbal or otherwise, between the parties with respect to such subject matter. Except as otherwise expressly set forth herein, the terms and conditions of the Restricted Stock Units will not be governed or affected by the terms of Participant’s employment agreement or offer letter, or any severance, change of control or similar agreement or policy of the Company or any Affiliate to which Participant may be party or by which he or she may be covered.
Section 17.    Clawback. The Restricted Stock Unit Award will be subject to recoupment in accordance with any clawback or recoupment policy of the Company, including without limitation, any clawback or recoupment policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.
Section 18.    Tax Withholding. This Agreement and the Restricted Stock Units shall be subject to withholding in accordance with Section 13.4 of the Plan, including the net settlement provision therein, Section 13.4(c).

Section 19.    Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Participant is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments provided for under this Agreement, together with any other payments and benefits which Participant has the right to receive from the Company or any of its Affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments provided for under this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Participant from the Company and its Affiliates will be one dollar ($1.00) less than three times Participant’s “base amount”(as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Participant shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Participant (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the payments provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment is made or provided and through error or otherwise that payment, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times Participant’s base amount, then Participant shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Agreement shall require the Company (or any of its Affiliates) to be responsible for, or have any liability or obligation with respect to, Participant’s excise tax liabilities under Section 4999 of the Code.

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

PENN VIRGINIA CORPORATION

By:
Name: Darrin Henke
Title: President and CEO

PARTICIPANT

Name:
Date:

Schedule I
Performance Conditions
The number of Restricted Stock Units that vest pursuant to Section 2(a) of the Agreement and this Schedule I shall be determined based on performance during the 3-year period commencing _______________ and ending ________________ (the “Performance Period”) measured 1/2 based on Annualized Total Shareholder Return or Annualized TSR (as defined below) (the “TSR PBRSUs”) and 1/2 based on the Company’s ROCE (as defined below) (the “ROCE PBRSUs”) as set forth in Schedule 1(a) and Schedule 1(b), respectively. Such Vested RSUs, if any, will be settled in accordance with Section 4 of the Agreement.
Schedule 1(a) – TSR PBRSUs
A total of [insert number that is 1/2 of overall target Restricted Stock Units granted] Restricted Stock Units shall be allocated as TSR PBRSUs. From 0% to 200% of the TSR PBRSUs will be earned based on both (A) the Company’s absolute Annualized TSR performance and (B) the Company’s Annualized TSR performance relative to the Peer Companies, in each case over the Performance Period based on the following chart:

Relative Annualized TSR Performance	<=0% (a)	Absolute Annualized TSR Performance 0.1% - 25.0% (b)	>25% (c)
<25th Percentile	0.0%	25.0%	50.0%
>=25th Percentile	0.0%	50.0%	100.0%
>=50th Percentile	25.0%	100.0%	150.0%
>=75th Percentile	50.0%	125.0%	200.0%

At the end of the Performance Period, the Company’s absolute Annualized TSR for the Performance Period will be assessed to determine which columns of the chart above apply. In determining the relative Annualized TSR for the Performance Period, the Peer Companies and the Company shall be ranked together based on their respective Annualized TSRs for the Performance Period with the highest Annualized TSR being the total number of Peer Companies (for purposes of calculating the relative Annualized TSR, the number of Peer Companies shall include the Company) and the lowest Annualized TSR being number 1. Based on the Company’s relative Annualized TSR rank among the Peer Companies, expressed as a percentile ranking calculated by dividing (x) the Company’s number rank among the Peer Companies by (y) a number equal to the total number of Peer Companies (including the Company), the number of Restricted Stock Units that vest will be determined in accordance with the applicable row in the above chart.
If the Company’s percentile ranking is between any of these payout levels, the percentage multiple of the Restricted Stock Units will be interpolated based on the actual percentile ranking of the Company (rounded to the nearest whole percentile) in relation to the payout levels.

“Annualized Total Shareholder Return” or “Annualized TSR” shall be calculated as follows:
“Beginning Average Stock Price” means the applicable entity’s average volume weighted closing common stock price for the twenty trading days preceding the first day of the Performance Period.
“Ending Average Stock Price” is the applicable entity’s average volume weighted closing common stock price for the last twenty trading days of the Performance Period (or, in the event of a qualifying termination of Service or Change in Control under Section 2 or 3 of the Agreement prior to the end of the Performance Period, for the last ten trading days prior to the applicable measurement date specified under Section 2 or 3 of the Agreement).
“n” is the number of years in the Performance Period (subject to reduction in the event of a qualifying termination of Service or Change in Control under Section 2 or 3 of the Agreement prior to the end of the Performance Period).
“Reinvested Dividend Amount” means all dividends paid by the applicable entity in respect of the entity’s common stock during the Performance Period (shortened as appropriate, in the event of a qualifying termination of Service or Change in Control under Section 2 or 3 of the Agreement prior to the end of the Performance Period).
Calculation of Annualized TSRs shall be adjusted to take into account any stock splits, stock dividends, reorganizations, or similar events that may affect the common stock prices of the Company or any of the Peer Companies.
The “Peer Companies” used for purposes of calculating relative Annualized TSR shall be the following companies:
[ ]

In the event that any of the Peer Companies ceases to be publicly traded during the applicable Performance Period, it shall be removed from the list of Peer Companies and shall be excluded completely when determining the Company’s relative Annualized TSR for the Performance Period. Notwithstanding the foregoing, in the event that any of the Peer Companies files for bankruptcy pursuant to the U.S. Bankruptcy Code during the Performance Period, it shall remain a Peer Company and be given an Annualized TSR of -100% when determining the Company’s relative Annualized TSR for the Performance Period.
Schedule 1(b) – ROCE PBRSUs
A total of [insert number that is 1/2 of overall target Restricted Stock Units granted] Restricted Stock Units shall be allocated as ROCE PBRSUs. From 0% to 200% of the ROCE PBRSUs will be earned based upon the Company’s average annual return on capital employed (“ROCE”) over the Performance Period, as reflected in the following chart:

	ROCE Performance	Payout %
Threshold	[ ]%	0%
Target	[ ]%	100%
Maximum	[ ]%	200%

The Company’s average annual ROCE shall be determined by averaging the ROCE for each individual calendar year during the Performance Period. If the Company’s average annual ROCE for the Performance Period is less than the threshold, no Restricted Stock Units will be earned. If the Company’s average annual ROCE for the Performance Period is between threshold and target or between target and maximum, the percentage of the Restricted Stock Units earned will be interpolated in relation to the payout levels. In no event will more than 200% of the Restricted Stock Units be earned.

ROCE shall be calculated for each fiscal year in the Performance Period as follows:

“Adjusted EBIT” means the Company’s earnings (loss) before interest and taxes and unrealized hedging gains or losses (including non-cash premiums paid or received).
“Average Capital Employed” means Beginning Capital Employed plus Ending Capital Employed divided by two.
“Beginning Capital Employed” means total assets less current liabilities (excluding the carrying value of short- and long-term unrealized derivative gains and losses) of the Company as of the last day prior to the first day of the applicable fiscal year, pro forma for the Juniper transaction.
“Ending Capital Employed” means total assets less current liabilities (excluding the carrying value of short- and long-term unrealized derivative gains and losses) of the Company, as of the last day of the applicable fiscal year.
In all events, Adjusted EBIT and Average Capital Employed shall be adjusted to give effect to cash payments made in connection with hedging transactions in the year incurred (regardless of the settlement date). Furthermore, Adjusted EBIT and Average Capital Employed may be adjusted at the discretion of the Committee to eliminate the effects of charges for restructurings, discontinued operations, any other unusual or infrequent items, and all items of gain, loss, income or expense determined to be unusual or infrequent in nature or related to the acquisition or disposal of assets, a segment of a business or formation of a joint venture or related to a change in accounting principles, all as determined in accordance with U.S. generally accepted accounting principles or otherwise identified in the Company’s financial statements or notes to the financial statements.